AGREEMENT AND PLAN

                                    OF MERGER

                                      AMONG

                            LITTLE SWITZERLAND, INC.,

                    DESTINATION RETAIL HOLDINGS CORPORATION,

                             LSI ACQUISITION CORP.,

                   YOUNG CARIBBEAN JEWELLERY COMPANY LIMITED,

                     ALLIANCE INTERNATIONAL HOLDINGS LIMITED

                                       AND

                              CEI DISTRIBUTORS INC.


                          DATED AS OF FEBRUARY 4, 1998



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                                TABLE OF CONTENTS

Section                                                                    Page

ARTICLE I  THE MERGER.....................................................2

         Section 1.01. The Merger.........................................2
         Section 1.02. Effective Time.....................................3
         Section 1.03. Effects of the Merger..............................3
         Section 1.04. Certificate of Incorporation and By-Laws...........3
         Section 1.05. Directors..........................................4
         Section 1.06. Officers...........................................4
         Section 1.07. Conversion of Shares...............................4
         Section 1.08. Conversion of Sub's Common Stock...................5
         Section 1.09. Stock Options......................................5
         Section 1.10. Filing of Certificate of Merger....................7

ARTICLE II  DISSENTING SHARES; PAYMENT FOR SHARES.........................7

         Section 2.01. Dissenting Shares..................................7
         Section 2.02. Payment for Shares.................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................11

         Section 3.01. Organization......................................11
         Section 3.02. Capitalization....................................12
         Section 3.03. Authority Relative to this Agreement..............13
         Section 3.04. Consents and Approvals; No Violations.............14
         Section 3.05. SEC Reports.......................................15
         Section 3.06. Absence of Certain Changes........................16
         Section 3.07. Litigation........................................17
         Section 3.08. Affiliate Transactions............................18
         Section 3.09. Employee Benefit Plans............................18
         Section 3.10. Taxes.............................................21
         Section 3.11. Compliance with Applicable Laws...................22
         Section 3.12. Opinion of Financial Advisor......................22
         Section 3.13. Brokers...........................................23
         Section 3.14. No Interference...................................23

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT, SUB
            AND THE PARENT RELATED ENTITIES..............................24

         Section 4.01. Organization......................................24
         Section 4.02. Authority Relative to this Agreement..............24
         Section 4.03. Consents and Approvals; No Violations.............25

                                       (i)

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         Section 4.04. Financing.........................................26
         Section 4.05. Stockholdings.....................................26
         Section 4.06. Brokers...........................................26

ARTICLE V  COVENANTS.....................................................27

         Section 5.01. Conduct of Business of the Company................27
         Section 5.02. No Solicitations..................................31
         Section 5.03. Preparation of the Proxy Statement;
                         Stockholder Meeting.............................34
         Section 5.04. Access to Information and Management..............36
         Section 5.05. Best Efforts; Cooperation.........................37
         Section 5.06. Indemnification and Insurance.....................40
         Section 5.07. Certain Benefits..................................44
         Section 5.08. Redemption of Rights..............................46
         Section 5.09. Annual Meeting; Director Nominations..............46
         Section 5.10. Public Announcements..............................47
         Section 5.11. Rolex.............................................48

ARTICLE VI  CONDITIONS...................................................48

         Section 6.01. Conditions to Each Party's Obligation
                         to Effect the Merger............................48
         Section 6.02. Conditions to Obligations of Parent and Sub.......49
         Section 6.03. Conditions to Obligations of the Company..........51

ARTICLE VII  TERMINATION AND AMENDMENT...................................52

         Section 7.01. Termination.......................................52
         Section 7.02. Effect of Termination.............................55
         Section 7.03. Amendment.........................................55
         Section 7.04. Extension; Waiver.................................55

ARTICLE VIII  MISCELLANEOUS..............................................56

         Section 8.01. Nonsurvival of Representations and Warranties.....56
         Section 8.02. Notices...........................................56
         Section 8.03. Descriptive Headings..............................57
         Section 8.04. Counterparts......................................57
         Section 8.05. Entire Agreement; Assignment......................58
         Section 8.06. Governing Law.....................................58
         Section 8.07. Specific Performance..............................59
         Section 8.08. Expenses and Termination Fees.....................59
         Section 8.09. Publicity.........................................61
         Section 8.10. Parties in Interest...............................62
         Section 8.11. Severability......................................62

                                      (ii)

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Disclosure Schedule

 Schedule 3.01 - Organization
 Schedule 3.02 - Capitalization
 Schedule 3.04 - Consents and Approvals; No Violation
 Schedule 3.05 - SEC Reports
 Schedule 3.06 - Absence of Certain Changes
 Schedule 3.07 - Litigation
 Schedule 3.08 - Affiliate Transactions
 Schedule 3.09 - Employee Benefit Plans
 Schedule 3.10 - Taxes
 Schedule 3.11 - Compliance with Applicable Laws
 Schedule 3.13 - Brokers
 Schedule 4.05 - Stockholdings
 Schedule 4.06 - Brokers
 Schedule 5.01 - Conduct of Business of the Company
 Schedule 5.07 - Certain Benefits




                                      (iii)

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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     AGREEMENT AND PLAN OF MERGER, dated as of February 4, 1998 (this "Agreement"), by and among Little Switzerland, Inc., a Delaware corporation (the "Company"), Destination Retail Holdings Corporation, a Nevis corporation ("Parent"), LSI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), Young Caribbean Jewellery Company Limited, a Cayman Islands corporation and a subsidiary of Parent ("YCJCL"), Alliance International Holdings Limited, a Bahamian corporation and a wholly-owned subsidiary of Parent ("AIHL"), and CEI Distributors Inc., a British Virgin Islands corporation and a wholly-owned subsidiary of Parent ("CDI" and, together with YCJCL and AIHL, the "Parent Related Entities").

     WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein (i) determined that the consideration to be received by the stockholders of the Company for each of the Company's outstanding shares of common stock, par value $.01 per share (the "Shares"), in the Merger (as defined below) is in the best interests of the stockholders of the Company and (ii) resolved to approve this Agreement and the transactions contemplated hereby and to recommend approval and adoption of this Agreement by the stockholders of the Company, and such approval by the Board is effective for purposes of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and in order to exempt the Merger from the provisions of Article V of the Company's Certificate of Incorporation; and

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent and Sub have each approved the merger (the "Merger") of Sub with and into the Company in



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accordance with the DGCL, pursuant to which the holders of Shares (other than the Company, Sub, Parent, the Parent Related Entities and any direct or indirect subsidiary of any of them), shall receive $8.10 in cash per Share.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Sub and the Parent Related Entities hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     Section 1.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, the Merger shall occur as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof. Following the Merger, the Company shall continue as the surviving corporation under the laws of the State of Delaware under the name "Little Switzerland, Inc." (the "Surviving Corporation"), and the separate corporate existence of Sub shall cease. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In the event such a subsidiary is substituted for Sub, Parent will cause such subsidiary to become a party to this Agreement and to assume and perform the obligations of Sub hereunder. Notwithstanding the foregoing, Parent may elect, at any time prior to the fifth (5th) business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is initially mailed to the Company's stockholders, that instead of merging Sub into the Company as hereinabove provided, to merge the Company into Sub or another direct or indirect wholly-owned subsidiary of Parent; provided that the


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Company shall not be deemed to have breached any of its representations, warranties or covenants herein, nor shall any condition to Parent's or Sub's or the Parent Related Entities' obligations hereunder be deemed to be unsatisfied, by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide that Sub or such other subsidiary of Parent shall be the Surviving Corporation under the name "Little Switzerland, Inc."

     Section 1.02. Effective Time. The Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of the certificate of merger executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") (the time the Merger becomes effective being referred to herein as the "Effective Time").

     Section 1.03. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     Section 1.04. Certificate of Incorporation and By-Laws.

          (a) At the Effective Time, the Certificate of Incorporation of Sub (or at the election of Parent, the Certificate of Incorporation of the Company), in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be amended to be "Little Switzerland, Inc."

          (b) The By-Laws of Sub (or at the election of Parent, the By-Laws of the Company), in each case as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.


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     Section 1.05. Directors. The directors of Sub immediately prior to the
Effective Time shall be the initial directors of the Surviving Corporation.

     Section 1.06. Officers. The officers of the Surviving Corporation shall be appointed by the directors of the Surviving Corporation.

     Section 1.07. Conversion of Shares.

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 1.07(b) hereof and other than Dissenting Shares (as hereinafter defined)) shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Parent Related Entities, the Company or the holder thereof, be converted into the right to receive $8.10 in cash per Share (the "Merger Price"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The aggregate cash consideration to be delivered to the holders of the Shares in accordance herewith (equal to the product of (i) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 1.07(b) hereof and other than Dissenting Shares) and (ii) the Merger Price) shall be referred to herein as the "Merger Consideration."

          (b) Each Share held in the treasury of the Company and each Share held by Parent, Sub, the Parent Related Entities or by any direct or indirect subsidiary thereof or of the Company immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist and no payment shall be made with respect thereto.

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          (c) If at any time during the period from the date of this Agreement to the Effective Time any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split, combination, exchange or readjustment of Shares, the Merger Price shall be appropriately adjusted.

     Section 1.08. Conversion of Sub's Common Stock. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Parent Related Entities, the Company or the holder thereof, be converted into and become one (1) validly issued, fully paid and nonassessable share of the common stock, par value $.01 per share, of the Surviving Corporation.

     Section 1.09. Stock Options.

          (a) Each outstanding option to purchase Shares (the "1991 Plan Options") granted under the Company's 1991 Stock Option Plan, as amended (the "1991 Stock Option Plan"), shall become fully vested and exercisable in accordance with and pursuant to the terms of the 1991 Stock Option Plan upon the execution of this Agreement, without any further action on the part of the Company or the holders of the 1991 Plan Options. Each outstanding option to purchase Shares (the "1992 Plan Options" and, together with the 1991 Plan Options, the "Options") granted under the 1992 Non-Employee Director Stock Option Plan (the "1992 Stock Option Plan" and, together with the 1991 Stock Option Plan, the "Option Plans") is fully vested and exercisable upon grant. In accordance with the Option Plans, the Option Plans and all outstanding Options issued thereunder shall automatically terminate at the Effective Time, without any further action on the part of the Company or the holders thereof, and no



                                       8
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payment shall be made or due after the Effective Time with respect thereto except in accordance with the applicable Option Plan and as provided herein.

          (b) As soon as practicable after the date hereof, Parent and the Company shall use their reasonable best efforts (including, without limitation, by amending the provisions of the Option Plans or the option agreements issued thereunder to the extent permitted thereunder) to provide that, at the Effective Time, each Option shall be canceled and each holder of an Option shall be entitled to receive a cash payment from the Company equal to the product of (i) the excess, if any, of the Merger Price over the per Share exercise price of such Option and (ii) the number of Shares subject thereto (with respect to each Option, the "Option Price"), payable to the holder thereof, without interest thereon, upon surrender of the Option; provided that the foregoing shall be subject to the obtaining of any necessary consents of optionees and that any cash payments shall be treated as compensation and shall be net of any applicable federal or state withholding tax. As soon as practicable after the date hereof, the Company shall give written notice of the termination of the Option Plans and the Options upon consummation of the Merger to each holder of an Option, in accordance with the terms of the Option Plans. The Company shall use its reasonable best efforts to obtain from each holder of an Option a written consent to the foregoing cancellation of each Option and payment of the Option Price with respect thereto, acknowledging that the surrender of such Option shall be deemed a release of any and all rights such holder had or may have had in such Option, other than the right to receive the Option Price in respect thereof.

          (c) In the event any holder of an Option does not consent to the foregoing, such holder shall be entitled to all rights afforded to such holder under the terms of the


                                       9
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applicable Option Plan as in effect on the date hereof, including, without limitation, the right, for a period of at least fifteen (15) days prior to the date of such termination, to exercise any unexercised portion of such holder's outstanding Options which is vested and exercisable at that time in accordance with such Option Plan; provided, however, that in no event shall Options be exercisable after the applicable expiration date for an Option.

     Section 1.10. Filing of Certificate of Merger. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, the Company shall execute and file the Certificate of Merger in the manner required by the DGCL, and the parties hereto shall take all such other further actions as may be required by applicable law to make the Merger effective. Prior to the filing referred to in this Section, a closing will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                   ARTICLE II

                      DISSENTING SHARES; PAYMENT FOR SHARES

     Section 2.01. Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Price with respect to each such Share.

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Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Price with respect to each such Share without any interest thereon.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 2.02. Payment for Shares.

          (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the "Paying Agent") in connection with the Merger. At, or immediately prior to, the Effective Time, Parent will take all steps necessary to enable and will cause Sub to provide the Paying Agent with the funds necessary to make the payments contemplated by Section 1.07 hereof, including, without limitation, by depositing the Merger Consideration with the Paying Agent. Such funds shall be invested by the Paying Agent as directed by Parent, provided that such investments shall be in obligations of or guaranteed by



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the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poors' Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $50 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (the "SEC") or otherwise).

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange for each Share represented thereby the Merger Price, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, and that the person

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requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate (other than Certificates representing Shares canceled pursuant to Section 1.07(b) hereof and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Price for each Share represented thereby, without any interest thereon.

          (c) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any consideration set forth in Section 1.07 hereof that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any consideration set forth in Section 1.07 hereof delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) After the Effective Time, there shall be no transfers of the Shares on the stock transfer books of the Surviving Corporation which were outstanding immediately prior to the Effective Time, and the stock ledger of the Company shall be closed. After the Effective Time, the holders of Shares outstanding at the Effective Time shall cease to have any rights

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with respect to such Shares except as provided herein or by applicable law. If, during the six (6) months immediately following the Effective Time, Certificates representing Shares are presented to the Paying Agent, they shall be canceled and exchanged for cash as provided in this Article II. If, after six (6) months following the Effective Time, Certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article II.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, Sub and the Parent Related Entities, except as set forth in the schedules contained in the attached Disclosure Schedule, as follows:

     Section 3.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All subsidiaries of the Company are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, except where failure thereof would not individually or in the aggregate have a material adverse effect on the business, properties, results of operations or financial condition of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company and its subsidiaries have the requisite corporate power to conduct their businesses as they are currently conducted and are duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the lack of such qualification would not individually or in the aggregate have a Material Adverse Effect. The copies of the Company's and each of its subsidiaries' Certificate of

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Incorporation and By-Laws (or other organizational documents, as applicable)
previously made available to Parent are true, complete and correct as of the date hereof. Schedule 3.01 sets forth a correct and complete list of all subsidiaries of the Company.

     Section 3.02. Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares and 5,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Shares"). As of January 28, 1998, (i) 8,469,202 Shares were issued and outstanding, (ii) 879,500 Shares were reserved for issuance upon the exercise of Options, and (iii) no Shares were held in the Company's treasury. As of such date, there were no Preferred Shares outstanding or subject to options, and 100,000 Preferred Shares have been designated as "Series A Junior Participating Cumulative Preferred Stock" and reserved for issuance upon exercise of the rights (the "Rights") issued pursuant to the Shareholder Rights Agreement, dated as of July 25, 1991, between the Company and State Street Bank and Trust Company, a Massachusetts trust company, as amended (the "Rights Agreement"). All of the outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. Except as set forth in Schedule 3.02, the Company does not have any outstanding options, warrants, subscriptions or other rights, agreements or commitments to purchase shares of capital stock (other than Options to purchase 879,500 Shares, Shares reserved for issuance under the Company's 1992 Employee Stock Purchase Plan and the Rights) which obligates the Company to issue, sell or transfer any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock of the Company. Schedule 3.02 sets forth a correct and complete list setting forth as of the date hereof (i) the number of Options outstanding, (ii) the date on which such Options were granted, (iii) the exercise price of each outstanding Option and (iv) the number of Shares subject to the Options. Except as set forth in
Schedule 3.02, the Company owns, directly or indirectly, all of the outstanding shares of capital stock of each of its subsidiaries, and such shares are duly authorized, validly issued, fully paid and non-assessable, and free and clear of all preemptive rights and all liens, charges, encumbrances, equities, claims and options whatsoever. Except as set forth in Schedule 3.02, there are no outstanding subscriptions, options, warrants or other rights, agreements or commitments to purchase any additional shares of capital stock of any of the Company's subsidiaries or any other securities convertible into or evidencing the right to subscribe for any capital stock of such subsidiaries.

     Section 3.03. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent, Sub and the Parent Related Entities, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.


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     Section 3.04. Consents and Approvals; No Violations.

          (a) The Board has approved the Merger and this Agreement, and such approval is sufficient to render the provisions of Section 203 of the DGCL and
Article V of the Company's Certificate of Incorporation inapplicable to the Merger and the transactions contemplated by this Agreement.

          (b) Except as set forth in Schedule 3.04, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority ( a "Governmental Entity") except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or other applicable anti-trust laws, and the filing and recordation of the Certificate of Merger, as required by the DGCL, or
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) Except as set forth in Schedule 3.04, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement, will not (i) conflict with or violate the Certificate of Incorporation or By-Laws (or other organizational documents, as applicable) of the Company or of any of its subsidiaries, (ii) result in a violation or breach

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of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, judgment, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, in each case, excepting such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which would not individually or in the aggregate have a Material Adverse Effect.

     Section 3.05. SEC Reports.

          (a) Except as set forth in Schedule 3.05, the Company has filed all required forms, reports and documents with the SEC since May 31, 1994 (collectively, the "SEC Reports"), all of which were prepared in accordance with and complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act.

          (b) None of the SEC Reports, including, without limitation, any financial statements or schedules included therein, as of the dates they were respectively filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and the balance sheets (including the related notes) included in the SEC Reports fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and cash flows of the Company and its consolidated subsidiaries for the respective fiscal periods set forth therein in accordance with generally accepted accounting principles applied on a consistent basis, except in the case of interim financial statements for normal recurring and certain non-recurring adjustments necessary for a fair presentation of the financial position and operating results of the Company and its consolidated subsidiaries for the interim periods.

     Section 3.06. Absence of Certain Changes. Except as set forth in Schedule 3.06, since November 29, 1997, there have not occurred any changes concerning the Company or its subsidiaries (other than changes generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby) having a Material Adverse Effect. Except as set forth in Schedule 3.06, since November 29, 1997, there has not been (A) any change, destruction, damage, loss or event which has had, individually or in the aggregate, a Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of the Company's capital stock, or any repurchase, redemption or other acquisition by the Company or its subsidiaries of any shares of their respective capital stock or equity interests, as applicable; (C) any increase in the rate or terms of compensation payable or to become payable by the Company or its subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or as was required under any employment, severance or termination agreements or under applicable law; (D) any entry into, or increase in the rate or terms of, any bonus, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices or as was required under employment agreements or employee or director benefit plans or under applicable law; (E) any labor dispute involving the employees of the Company or its subsidiaries which has had a Material Adverse Effect; (F) any material change by the Company in accounting methods, principles or practices, except as required or permitted by generally accepted accounting principles; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of the Company or any of its subsidiaries or any portion thereof which write-off, write-down, or determination through the date hereof exceeds $250,000 in the aggregate; (H) any split, combination or reclassification of any of the Company's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock; or (I) any agreements by the Company to do any of the things described in the preceding clauses (A) through (H) other than as contemplated or provided for herein.

     Section 3.07. Litigation. Except as set forth in Schedule 3.07, there is no litigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with other such litigation, suits, actions or proceedings, could reasonably be expected to (i) have a Material Adverse Effect, (ii) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement.

     Section 3.08. Affiliate Transactions. Except as set forth in Schedule 3.08, the Company has disclosed in the SEC Reports each material transaction involving the transfer of any cash, property or rights to or from the Company or any subsidiary of the Company from, to or for the benefit of any affiliate or former affiliate of the Company or of any subsidiary of the Company ("Affiliate Transactions") during the period commencing May 31, 1994 through the date hereof and any existing commitments of the Company or any subsidiary of the Company to engage in the future in any material Affiliate Transactions. Except as contemplated by this Agreement and except pursuant to the Company's Certificate of Incorporation and By-laws, the Company has not entered into any indemnification agreements or arrangements with the current directors of the Company.

     Section 3.09. Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements including, but not limited to, "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and including deferred compensation, stock option, stock purchase, stock appreciation right, stock based, incentive and bonus plans, severance plans, and any agreements providing retirement, medical or life insurance benefits, which are maintained or contributed to by the Company for the benefit of any current or former employee, officer or director of the Company or any of its subsidiaries (the "Company Benefit Plans"), except as set forth on Schedule 3.09 and except as would not, individually or in the aggregate, have a Material Adverse Effect (a) with respect to each Company Benefit Plan and each management, employment, severance, consulting or similar agreement or contract between the Company and any current employee (a "Company Employee Agreement"), the Company has made available to Parent (i) true and complete copies (or, to the extent no such copy exists, an accurate description) thereof, including any trust agreements and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; and (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (b) each Company Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), which is not maintained pursuant to a standardized prototype plan, has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Benefit Plan or related trust; (c) each Company Benefit Plan has been established, maintained and operated in accordance with its terms and the requirements of applicable law and all required returns and filings for each Company Benefit Plan and all contributions thereto have been timely made; (d) neither the Company nor any of its subsidiaries nor any of their "ERISA Affiliates" has incurred any direct or indirect liability under, arising out of or by operation of Title I or Title IV of ERISA, in connection with any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability; (e) the Company and its subsidiaries and their ERISA Affiliates and the Company Benefit Plans have not incurred any liability under, and have complied in all respects with, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Worker Adjustment Retraining Notification

Act, the Americans with Disabilities Act and the Family and Medical Leave Act, and no fact or event exists that could give rise to liability under any such act, (f) there are no Company Benefit Plans subject to Title IV or ERISA or
Section 412 of the Code, (g) there are no actions, suits or claims pending (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan; (h) neither the Company, any subsidiary nor any ERISA Affiliate has engaged in a transaction with respect to a Company Benefit Plan which, assuming the taxable period of such transaction expires as of the date hereof, could subject such entity to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; (i) neither the Company nor any subsidiary maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any current employee upon their retirement or termination of employment, except as may be required by law; (j) the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan which will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or director and will not result in any breach or violation of, or default under, any such Company Benefit Plan; and (k) no payment or benefit which will or may be made by the Company or any subsidiary will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code or which will be disallowed as a deduction pursuant to Section 162(m) of the Code. For purposes of this Agreement, "ERISA Affiliate" shall mean any business or entity which is a member of a "controlled group" or an "affiliated service group" with the Company, within the meaning of any of Sections 414(b), (c), (m) or (o) of the Code, or is under common control with the Company, within the meaning of Section 4001 of ERISA.

     Section 3.10. Taxes.

          (a) Except as set forth on Schedule 3.10, each of the Company and its subsidiaries (i) has filed all Tax Returns (as defined below) which the Company was aware it was required to file (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax Returns are accurate and complete in all material respects, and (ii) has paid all Taxes (as defined below) shown on such Tax Returns as required to be paid by it, except, in each case, those where the failure to file such Tax Returns or pay such Taxes would not have a Material Adverse Effect. Except as set forth on Schedule 3.10, the most recent audited financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 29, 1997 reflect, to the knowledge of the Company, an adequate reserve for all material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as set forth on Schedule 3.10, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company. To the knowledge of the Company, and except as set forth on Schedule 3.10, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Schedule 3.10 lists all

(i) Tax sharing agreements and (ii) agreements for exemptions with Governmental Entities to which the Company or its subsidiaries is a party.

          (b) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

          (c) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     Section 3.11. Compliance with Applicable Laws. Except as set forth on
Schedule 3.11, the business of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth on Schedule 3.11, no investigation or review by any Governmental Entity concerning any such possible violations by the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, in each case, other than those the outcome of which have not, or which, insofar as reasonably can be foreseen, in the future are not reasonably likely to have, a Material Adverse Effect.

     Section 3.12. Opinion of Financial Advisor. The Board has received the opinion of Wasserstein Perella & Co., Inc. ("Wasserstein"), dated January 31, 1998, that, as of such date, the consideration to be received by the stockholders of the Company (other than Stephen GE Crane ("Crane") and his affiliates) pursuant to the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been made available to Parent.

     Section 3.13. Brokers. Except as set forth on Schedule 3.13, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true, complete and correct copies of all agreements or arrangements between the Company and any broker, investment banker, financial advisor or other such person relating to such fee or commission.

     Section 3.14. No Interference. Since October 1, 1997, none of the officers or directors of the Company have contacted (i) any vendor or supplier of the Company or other entity with whom the Company has a material commercial relationship concerning any transfer of such person's existing relationship with the Company to another business entity which would compete with the Company or the Surviving Corporation or (ii) any employee of the Company concerning the termination of such employee's employment with the Company and their employment with another business entity which would compete with the Company or the Surviving Corporation.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT, SUB
                         AND THE PARENT RELATED ENTITIES


     Parent, Sub and the Parent Related Entities jointly and severally represent and warrant to the Company as follows:

     Section 4.01. Organization. Each of Parent, Sub and the Parent Related Entities is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power to conduct its business as it is currently conducted. The copies of each of Parent's, Sub's and the Parent Related Entities' Certificate of Incorporation and By-Laws (or other organizational documents, as applicable) previously delivered to the Company are true, complete and correct as of the date hereof. Parent, Sub and the Parent Related Entities have a combined net worth in excess of $48 million. "Net worth" is defined for purposes of this
Section 4.01 as an amount equal to the difference between (i) total assets of Parent, Sub and the Parent Related Entities and (ii) total liabilities thereof, all as determined in accordance with United States generally accepted accounting principles applied on a consistent basis.

         Section 4.02. Authority Relative to this Agreement. Each of Parent, Sub and the Parent Related Entities has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, Sub and the Parent Related Entities and the consummation by each of Parent, Sub and the Parent Related Entities of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of

Parent, Sub and the Parent Related Entities, respectively, and, if necessary, the stockholders of each of Sub and the Parent Related Entities, and no other organizational proceedings on the part of Parent, Sub or the Parent Related Entities are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent, Sub and the Parent Related Entities and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding agreement of each of Parent, Sub and the Parent Related Entities, enforceable against each of Parent, Sub and the Parent Related Entities in accordance with its terms.

     Section 4.03. Consents and Approvals; No Violations. Except for applicable requirements of the Exchange Act, the HSR Act or other applicable anti-trust laws and the filing and recordation of the Certificate of Merger, as required by the DGCL, no filing with or notification to, and no consent, approval, authorization or permit from, any Governmental Entity, is necessary for the execution and delivery of this Agreement by Parent, Sub or the Parent Related Entities or the consummation by Parent of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Sub and the Parent Related Entities do not, and the performance of this Agreement by each of Parent, Sub and the Parent Related Entities, will not (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws (or other organizational documents, as applicable) of Parent, Sub or any Parent Related Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent, Sub or any Parent Related Entity is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, Sub or any Parent Related Entity or any of their respective properties or assets, in each case, excepting such violations, breaches, defaults, terminations, cancellations or accelerations which will not prevent or materially delay the consummation by Parent, Sub and the Parent Related Entities of the transactions contemplated hereby.

     Section 4.04. Financing. Parent and Sub have financing commitments in place which, together with cash presently on hand, will provide sufficient funds to purchase and pay for the Shares pursuant to the Merger in accordance with the terms of this Agreement and to consummate the transactions contemplated hereby. Neither Parent, Sub nor any of the Parent Related Entities has any reason to believe that any condition to such financing commitments cannot or will not be waived or satisfied prior to the Effective Time. Parent has provided to the Company true, complete and correct copies of all financing commitment letters, including any exhibits, schedules or amendments thereto.

     Section 4.05. Stockholdings. Except as set forth in Schedule 4.05, neither Parent, Sub nor any of the Parent Related Entities nor any of their affiliates owns any Shares.

     Section 4.06. Brokers. Except as set forth on Schedule 4.06, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Sub or the Parent Related Entities.

                                    ARTICLE V

                                    COVENANTS

     Section 5.01. Conduct of Business of the Company. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to: (i) carry on their respective businesses in the ordinary course consistent with past practice and (ii) use all reasonable efforts consistent with good business judgment to preserve intact their current businesses. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its subsidiaries will (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing):

          (a) (i) Declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, other than dividends and distributions by any wholly-owned subsidiary of the Company or dividends and distributions on the common stock by World Gift Imports (Barbados) Limited, a corporation organized under the laws of Barbados and subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities;

                  (b) Authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except pursuant to the Company's 1992 Employee Stock Purchase Plan as currently in effect (or as amended as contemplated by Schedule 5.01), Options outstanding on the date of this Agreement in accordance with their present terms and the Rights in accordance with their present terms;

          (c) Acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, which are material to the Company and its subsidiaries taken as a whole, except as set forth in Schedule 5.01;

          (d) Incur any indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than working capital borrowings pursuant to credit facilities in existence on the date hereof; provided, however, that the Company shall not amend in any material respect any credit facility in existence on the date hereof including, without limitation, in order to increase the aggregate amount of credit available thereunder;

          (e) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge, settlement or satisfaction (i) in the ordinary course of business consistent with past practice; (ii) in connection with the transactions contemplated by this Agreement; or (iii) in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries contained in the SEC Reports;

          (f) Change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles);

          (g) Except as required by law or contemplated by this Agreement or as set forth on Schedule 5.01, (i) enter into, adopt, amend or terminate any employee benefit plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers, (iii) increase in any manner the compensation or fringe benefits of any employee (excluding executive officers whose compensation or fringe benefits will be subject to clause (iv) below) or pay any benefit not required by any plan and arrangement as in effect as of the date hereof, except for normal increases in the ordinary course of business consistent with past practice or
(iv) increase in any manner the compensation or fringe benefits of any executive officer or director or pay any benefit not required by any plan and arrangement as in effect as of the date hereof;

          (h) Adopt any amendments to the Company's or any of its subsidiaries' Certificates of Incorporation or By-Laws (or other organizational documents, as applicable);

          (i) Acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or
(B) any assets, including real estate, except (x) purchases of inventory, furnishings and equipment in the ordinary course of business consistent with past practice or (y) purchases of other assets the cost of which do not equal, in the aggregate, more than $750,000;

          (j) Make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate, $750,000;

          (k) Enter into a new agreement or amend or terminate any existing agreement which could reasonably be expected to have a Material Adverse Effect;

          (l) Expand the number of persons on the Board or add any other person to the Board, including, without limitation, by filling the vacancy on the Board caused by the death of Francis X. Correra;

          (m) Adopt any amendments to the Rights Agreement; provided, however, that the Company may amend the Rights Agreement in connection with an Acquisition Proposal (as hereinafter defined) after the Board (i) receives advice from its financial advisors that such Acquisition Proposal, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including consideration of, among other matters, the ability of a Third Party (as hereinafter defined) to obtain any financing necessary to consummate the Acquisition Proposal) and (ii) receives advice from its outside legal counsel and based upon such advice that the failure to take such action could reasonably be expected to be a breach of its fiduciary duties under applicable law;

          (n) Amend, supplement or modify the Success Fee Agreement, dated February 4, 1998, between C. William Carey ("Carey") and the Company (the "Success Fee Agreement") or make any payments to Carey except (i) pursuant to the Success Fee Agreement, (ii) pursuant to the Consulting Agreement, dated June 2, 1996, between the Company and Carey, (iii) pursuant to Sections 1.07 and 1.09 hereof with respect to any Shares or Options issued to or beneficially owned by Carey or (iv) for any director or similar fees as Chairman of the Board or reimbursement of expenses incurred in connection therewith; or

          (o) Enter into an agreement to take any of the foregoing actions or take, or enter into an agreement to take, any action that would result in any of the conditions to the Merger set forth in Article VI not being satisfied.

     Section 5.02. No Solicitations.

          (a) Unless this Agreement is terminated in accordance with its terms, and except as otherwise provided in this Section 5.02, neither the Company nor any of its subsidiaries shall, and the Company shall use its best efforts to ensure that none of its affiliates, officers, directors, representatives or agents shall, directly or indirectly, initiate, solicit, encourage or enter into any agreement with respect to or participate in negotiations with, provide any non-public information to, or otherwise cooperate in any way in connection with, or enter into any agreement with respect to, any Third Party concerning (i) any offer or proposal relating to any acquisition or purchase of more than fifteen percent (15%) of the outstanding shares of capital stock of the Company; (ii) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries in a single transaction or series of related transactions; or (iv) any tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of capital stock of the Company (each, an "Acquisition Proposal"); except that nothing contained in this Section 5.02 or in any other provision hereof shall prohibit the Company or the Board from (i) taking and disclosing to the

Company's stockholders a position in good faith with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act (and in the event that such position taken by the Board shall be its recommendation of acceptance to the stockholders of the Company with respect to such tender offer or exchange offer (x) upon advice of its financial advisors that the tender offer or exchange offer, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including consideration of, among other matters, the ability of the Third Party to obtain any financing necessary to consummate the Acquisition Proposal), and (y) after receiving advice from its outside legal counsel and based upon such advice that the failure to take such position could reasonably be expected to be a breach of its fiduciary duties under applicable law), (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of its Board, after receiving advice from its outside legal counsel and based upon such advice, is required under applicable law or (iii) failing to make or withdrawing or modifying its recommendations, consents or approvals referred to in Section 5.03 hereof if the Board, after receiving advice from its outside legal counsel and based upon such advice, determines in good faith that the failure to take such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. For purposes of this Agreement, "Third Party" shall mean any corporation, partnership, person, or other entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Sub or any of the Parent Related Entities or any of their respective directors, officers, partners, members, managers, employees, representatives, and agents. Notwithstanding the foregoing, the Company may negotiate with, and provide information to, any Third Party which after the date hereof makes an unsolicited written bona fide offer (including any unsolicited written bona fide offer subject to customary due diligence) to consummate an Acquisition Proposal if the Board determines in good faith, (x) upon advice of its financial advisors that the Acquisition Proposal, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement, including consideration of, among other matters, the ability of the Third Party to obtain any financing necessary to consummate the Acquisition Proposal (any such Acquisition Proposal being referred to herein as a "Superior Proposal"); and (y) after receiving advice from its outside legal counsel and based upon such advice that the failure to take any such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. The Company agrees to terminate, immediately following the execution of this Agreement, any pending discussions or negotiations with Third Parties (other than Parent, Sub and the Parent Related Entities) with respect to any possible Acquisition Proposal.

          (b) The Company shall notify Parent no later than 24 hours after receipt by the Company of any Acquisition Proposal, unless the Board determines in good faith, after receiving advice from its outside legal counsel and based upon such advice, that doing so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. To the extent notice is provided to Parent in accordance with the previous sentence, such notice shall indicate in reasonable detail the terms and conditions of such Acquisition Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Acquisition Proposal is subject to financing, due diligence or any other material conditions. Notwithstanding the foregoing, the Company is not required to disclose to Parent the identity of the Third Party making such Acquisition Proposal.

     Section 5.03. Preparation of the Proxy Statement; Stockholder Meeting.

          (a) As soon as practicable after the date hereof, the Company shall, in consultation with Parent and Sub, prepare and file with the SEC a preliminary proxy statement (the "Preliminary Proxy Statement") relating to the Merger and the transactions contemplated by this Agreement in accordance with the Exchange Act and the rules and regulations under the Exchange Act. The Company, Parent, Sub and the Parent Related Entities shall cooperate with each other in the preparation of the Preliminary Proxy Statement. The Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement, and to cause the definitive proxy statement and related materials (together with any amendments or supplements thereto, the "Definitive Proxy Statement" and together with the Preliminary Proxy Statement, the "Proxy Statement") to be mailed to the Company's stockholders at the earliest practicable date. The Company agrees to afford Parent and its legal counsel a reasonable opportunity (i) to review and comment upon the Preliminary Proxy Statement prior to its being filed with the SEC and to provide Parent and its legal counsel with copies of any comments the Company or its counsel may receive from the SEC or its staff with respect thereto promptly after the receipt of such comments and (ii) to review and comment upon the Definitive Proxy Statement prior to its being mailed to the Company's stockholders.

          (b) The Proxy Statement to be sent to the Company's stockholders in connection with the Stockholders' Meeting (as defined below) will not, on the date the Proxy

Statement is filed with the SEC, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders' Meeting or the solicitation of proxies therefor which has become false or misleading, in each case, other than with respect to information supplied by Parent, Sub or any of the Parent Related Entities or any of their respective affiliates or representatives in writing expressly for inclusion in the Proxy Statement. On the date the Proxy Statement is filed with the SEC, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting, none of the information supplied in writing by Parent, Sub or any of the Parent Related Entities or any of their respective affiliates or representatives expressly for inclusion in the Proxy Statement will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders' Meeting or the solicitation of proxies therefor which has become false or misleading. The Company shall use its best efforts to ensure that the Proxy Statement complies as to form in all material respects with the Exchange Act and the rules and regulations thereunder.

          (c) The Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law, the rules of the Nasdaq National Market

Inc. ("Nasdaq"), and its Certificate of Incorporation and By-Laws, to convene a special meeting of its stockholders (the "Stockholders' Meeting"), for the purpose of considering and voting upon this Agreement and the transactions contemplated hereby, including the Merger unless, after receiving advice from its outside legal counsel and based upon such advice, such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. The Board shall recommend that the holders of the Shares vote in favor of and approve this Agreement and the Merger at the Stockholders' Meeting; provided, however, that prior to such Stockholders' Meeting, such recommendation may be withdrawn, modified or amended if a majority of the Board determines in good faith, after receiving advice from its outside legal counsel and based upon such advice, that such recommendation could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law.

     Section 5.04. Access to Information and Management.

          (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements by which the Company is bound, the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and permit such persons to make such inspections as they may reasonably require and, during such period, the Company shall (and shall cause its subsidiaries to) furnish promptly to Parent all information concerning the Company's business, operations, properties and personnel as Parent may reasonably request. In addition, upon reasonable notice, the Company shall (and shall cause its subsidiaries to) afford to the officers, accountants, counsel and other representatives of Parent reasonable contact, during normal business hours during the period prior to the Effective Time, with the Company's officers and managers regarding the Company's business, operations, properties and personnel.

          (b) All information obtained by the officers, employees, accountants, counsel or other representatives of Parent pursuant to Section 5.04(a) hereof,
Section 5.05 hereof or any other Section of this Agreement shall be "Evaluation Material", as defined in the Confidentiality Agreement between the Company and Parent, except as otherwise provided in such Confidentiality Agreement. By execution of this Agreement, each of Sub and the Parent Related Entities agree to be bound by the terms of such Confidentiality Agreement to the same extent as if they were parties thereto. In the event of termination of this Agreement for any reason, each party shall promptly return all "Evaluation Material" obtained from the Company or its representatives or advisers, and any copies made of, or reports or analyses based on, such Evaluation Material, to the Company.

     Section 5.05. Best Efforts; Cooperation.

          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation,
(i) the preparation and filing of all applicable forms under the HSR Act and any other applicable anti-trust laws and (ii) the preparation and filing of all other forms, registrations, proxy statements and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, and waivers by any public or private third party, except in each such case to the extent that the Board may determine in good faith, after receiving advice from its outside legal counsel and based upon such advice, that any such action could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (b) The Company agrees, and will cause its officers and directors, not to interfere with Parent's efforts in seeking to ensure the retention by the Surviving Corporation of the Company's suppliers, vendors and any other entities with whom the Company has a material commercial relationship. The Company agrees, and will cause its officers and directors, not to contact any (i) supplier, vendor or other entity with whom the Company has a material commercial relationship concerning any transfer of such person's existing relationship with the Company to another business entity which would compete with the Company or the Surviving Corporation or (ii) employee of the Company concerning the termination of such employee's employment with the Company and their employment with another business entity which would compete with the Company or the Surviving Corporation. The Company agrees to use its commercially reasonable efforts to cooperate with Parent in its efforts in seeking to ensure the retention by the Surviving Corporation of the Company's suppliers, vendors and any other entities with whom the Company has a material commercial relationship. The parties hereto acknowledge and agree that such cooperation by the Company may take the form of assisting Parent in contacting and setting up meetings with the Company's suppliers and vendors and providing to Parent reasonable information with respect to such suppliers and vendors; provided, however, that the Company shall not be required to incur any material expenses in cooperating with Parent in connection with the foregoing. The Company further agrees, and will cause its officers and directors, not to interfere with Parent's efforts in seeking to ensure the retention by the Surviving Corporation of the Company's employees. The Company agrees to use its commercially reasonable efforts to cooperate with Parent in its efforts in seeking to ensure the retention by the Surviving Corporation of the Company's employees. The parties hereto acknowledge and agree that such cooperation by the Company may take the form of introducing Parent to such employees and providing to Parent reasonable information with respect to such employees; provided, however, that the Company shall not be required to incur any expense (including, without limitation, any liability to pay any stay bonus to any such employee) in cooperating with Parent in connection with the foregoing.

          (c) Upon the execution hereof, the Company (i) shall provide Parent with true, correct and complete records and information regarding the employee defalcation described in the SEC Reports, (ii) shall provide to Parent reasonable information with respect to its existing internal controls to prevent defalcations and consult in good faith with Parent with respect to methods for improving such internal controls and (iii) shall implement any additional internal controls deemed appropriate by the Company in its sole discretion after such consultation with Parent. The Company agrees to cooperate with the officers, investment bankers, accountants, counsel and other representatives of Parent in connection with the preparation of offering documents relating to securities to be issued by Parent in order to pay the Merger Consideration, including, without limitation, by obtaining from its independent public accountants (i) consents to include or incorporate by reference the Company's consolidated financial statements in such offering documents and (ii) customary comfort letters with respect to such securities offering; provided, however, that Parent shall pay any and all costs and expenses incurred in connection with the foregoing.

     Section 5.06. Indemnification and Insurance.

          (a) From the Effective Time and for a period of six (6) years thereafter, the Surviving Corporation and Parent (collectively, the "Indemnifying Parties") shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company and its subsidiaries immediately prior to the Effective Time in its Certificate of Incorporation or By-Laws as in effect on the date hereof; provided, however, that such exculpation and indemnification only covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

          (b) In addition to the rights provided in Section 5.06(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any or all security holders of the Company or by or in the right of the Company or any claim, action, suit, proceeding or investigation in which any Indemnified Party is, or is threatened to be, made a party based on, or arising out of (i) the fact that he is or was an officer, employee or director of the Company or any of its subsidiaries or any action or omission by such person in his capacity as an officer, employee or director of the Company or any of its subsidiaries, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted before or after the Effective Time, the Company, the Indemnifying Parties and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such claim, action, suit, proceeding or investigation. The Indemnified Parties shall have the right to select counsel, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed). It is understood and agreed that the Company shall indemnify and hold harmless, and, after the Effective Time, the Indemnifying Parties shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith (collectively, the "Losses") in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In addition, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Company shall, and, after the Effective Time, the Indemnifying Parties shall, promptly pay and advance reasonable expenses and costs (as evidenced by a written invoice therefor) incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, neither the Company nor the Indemnifying Parties shall be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party to repay any expenses advanced if it shall ultimately be determined by a court of competent jurisdiction that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor the Indemnifying Parties, as the case may be, (i) shall be liable for any settlement affected without their prior written consent, as applicable, and (ii) shall have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Company or the Indemnifying Parties, whichever is applicable, the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 5.06, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and the Indemnifying Parties of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Company or the Indemnifying Parties except to the extent that such failure has caused the Indemnifying Parties to be liable for additional Losses, in which event the Indemnifying Parties shall not be liable for such additional Losses.

          (c) The Company shall use its best efforts to purchase, immediately following the execution of this Agreement, directors' and officers' liability insurance policy coverage for the Company's directors and executive officers for a period of six (6) years following the Effective Time, the premium for which shall not exceed $150,000 in the aggregate (provided that if the premium of such coverage exceeds such amount, the Company shall be obligated to obtain a policy with the greatest dollar amount of coverage available for a cost not exceeding such amount), which will provide the directors and officers with coverage on substantially similar terms as currently provided by the Company to such directors and officers.

          (d) This Section 5.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their heirs and shall be binding on all successors and assigns of the Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in
Section 5.06, and Parent, Sub, the Parent Related Entities and the Surviving Corporation acknowledge and agree that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision of this Section. Each Parent Related Entity acknowledges the obligations set forth in this Section 5.06, which obligations are expressly intended to be for the benefit of, and shall be enforceable by, each Indemnified Party covered hereby. In the event the Indemnifying Parties fail to satisfy their obligations hereunder, each of the Parent Related Entities hereby agrees to assume those obligations as if each were an Indemnifying Party hereunder.

          (e) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section

6.05, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party covered hereby.

     Section 5.07. Certain Benefits.

          (a) Each of Parent, Sub and the Parent Related Entities acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for the purposes of all employee or employee benefit agreements, contracts, plans, programs, policies or arrangements of the Company as set forth in Schedule 5.07. From and after the Effective Time, the Company, Parent, the Parent Related Entities and their subsidiaries (including the Surviving Corporation) will honor in accordance with their terms all cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements, change-of- control agreements, and severance agreements or plans between the Company or any of its subsidiaries and any officer, director, or employee of the Company or any of its subsidiaries in effect prior to the Effective Time which are set forth on Schedule 5.07.

          (b) Upon consummation of the Merger, each employee of the Company or any of its subsidiaries shall be eligible to participate in any and all employee benefit plans of Parent or the Surviving Corporation generally made available to similarly situated employees thereof on the same basis and without distinction. To the extent that any employee of the Company or any of its subsidiaries becomes a participant in any such plan, such employee shall be given credit under such plans for all service prior to the Effective Time with the Company and its subsidiaries, or any predecessor employer (to the extent such credit was given by the Company under a similar plan) and prior to the time such employee becomes such a participant, for all purposes (including, without limitation, eligibility, waiting periods and vesting, excluding benefit accruals). In addition, if any employees of the Company or any of its subsidiaries employed as of the Effective Time become covered by a medical plan of Parent, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees, which exclusion is not generally applicable to employees of Parent, any of its affiliates or the Surviving Corporation.

          (c) This Section 5.07 is intended for the irrevocable benefit of, and to grant third party rights to, the employees of the Company employed as of the Effective Time, and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the employees of the Company employed as of the Effective Time shall be entitled to enforce the covenants contained in this Section 5.07. Notwithstanding the foregoing, (i) but subject to the terms of the agreements described in Section 5.07(a), nothing in this Agreement shall be interpreted or construed to confer upon the employees of the Company any right with respect to continuance of employment by the Company, Parent or the Surviving Corporation, nor shall this Agreement interfere in any way with the right of the Company, Parent or the Surviving Corporation to terminate the employee's employment at any time and (ii) nothing in this Agreement shall interfere in any way with the right of the Parent or the Surviving Corporation to amend, terminate or otherwise discontinue any or all plans, practices or policies of Parent or the Surviving Corporation in effect from time to time. Finally, the parties hereto agree that Parent in its sole discretion shall determine which employees are similarly situated; provided, however, that such determination shall be made in good faith and may not be based on whether the employee was, prior to the Effective Time, an employee of the Company or any of its subsidiaries.

     Section 5.08. Redemption of Rights. The Board shall have duly amended the Rights Agreement prior to the execution of this Agreement so that neither the execution nor the delivery of this Agreement will trigger or otherwise affect any rights or obligations under the Rights Agreement, including causing the occurrence of a "Distribution Date" or a "Stock Acquisition Date," as defined in the Rights Agreement. The Company shall redeem all outstanding Rights at a redemption price of $.01 per Right effective immediately prior to the Effective Time; the Rights Agreement permits and shall permit such redemption.

     Section 5.09. Annual Meeting; Director Nominations. Immediately following the execution and delivery of this Agreement by the parties hereto, the Company agrees to postpone the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") currently scheduled to be held on February 5, 1998 until the earliest practicable date following the earlier of (x) June 30, 1998 or (y) the date of termination of this Agreement pursuant to Section 7.01 hereof. If this Agreement is terminated pursuant to Section 7.01(a), 7.01(b), 7.01(c), 7.01(e) or 7.01(h) hereof, then: (i) immediately following any such termination, Parent shall cause Aspen Investments, Inc. ("Aspen") to, and Aspen shall, withdraw any and all nominations of candidates for election as Class III Directors of the Company at the rescheduled Annual Meeting, including, without limitation, its nominees, Charles R. Scott and Ralph O. Hellmold (and, in the event Aspen does not withdraw such nominations in writing to the Company, any and all such nominations shall be deemed to have been withdrawn as of the date of such termination of this Agreement and to have not satisfied the requirements of

Section 3 of Article II of the Company's By-laws); (ii) neither Parent, Sub, any of the Parent Related Entities nor Aspen, nor any affiliate thereof (including, without limitation, Crane), shall submit or cause the submission of any nominations of candidates for election as Class III Directors of the Company, and no nominees thereof shall be placed on the ballot or otherwise considered at the rescheduled Annual Meeting; and (iii) none of Parent, Sub, any of the Parent Related Entities nor Aspen, nor any affiliate thereof (including, without limitation, Crane), shall solicit any proxies from the stockholders of the Company in connection with the rescheduled Annual Meeting. Aspen acknowledges the obligations set forth in this Section 5.09 and has executed this Agreement to bind itself to its obligations hereunder. The obligations set forth herein are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, the Company.

     Section 5.10. Public Announcements. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 8.09 hereof, prior to the Effective Time, neither Parent, Sub, any of the Parent Related Entities nor Aspen shall, or shall permit any of its subsidiaries or affiliates (including, without limitation, Crane) to, issue or cause the publication of any press release or other public announcement concerning the employees of the Company or Parent's or the Surviving Corporation's plans for such employees without the prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that the provisions of this Section
5.10 shall not apply to any disclosure contained in an offering memorandum or prospectus relating to a sale of securities by Parent, as long as Parent has provided the Company with preliminary copies of any such offering memorandum or prospectus (and copies of any changes thereto) and has consulted in good faith with the Company with respect to any disclosure therein concerning the employees of the Company or Parent's or the Surviving Corporation's plans for such employees.

     Section 5.11. Rolex. If Montrex Rolex, S.A. or any of its affiliated entities (collectively, "Rolex") terminates or changes the terms of any relationship or agreement between Rolex and the Company (or its subsidiaries), the Company agrees, after consultation with Parent in good faith, to use its commercially reasonable efforts to mitigate the impact of such termination or change, including, without limitation, by transferring the Company's existing inventory of Rolex products among the Company's stores. In addition, the Company agrees not to liquidate in any manner its existing inventory of Rolex products, including, without limitation, by selling such inventory back to Rolex or by selling such inventory on a wholesale basis.


                                   ARTICLE VI

                                   CONDITIONS

     Section 6.01. Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, on or prior to the Effective Time of the following conditions:

          (a) This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company, if any, required by the Company's Certificate of Incorporation, By-Laws and applicable law.

          (b) The consummation of the Merger shall not be prohibited by any injunction, order, decree or ruling (an "Injunction") of a United States federal or state court of competent jurisdiction (each party agreeing to use its best efforts to have any such Injunction stayed or reversed), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger, or any executive order or decree issued, by any Governmental Entity that is in effect and that makes consummation of the Merger illegal.

          (c) Any waiting period applicable to the Merger under the HSR Act and any other applicable anti-trust laws shall have terminated or expired.


     Section 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or written waiver on or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in Article III that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of the Company set forth in Article III that are not so qualified shall be true and correct except to the extent that any failure to be true and correct would not have a Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except to the extent such representations and warranties speak as of an earlier date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph. Notwithstanding the foregoing, the occurrence of any Excluded Event (as defined herein) or any change or event that occurs as a result of an Excluded Event shall not be taken into account in determining whether a representation or warranty of the Company set forth in Article III is true and correct for purposes of this Section 6.02(a).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Dissenting Shares. The number of Dissenting Shares shall constitute no greater than five percent (5%) of the total number of Shares outstanding immediately prior to the Effective Time.

          (d) No Company Material Adverse Effect. Since the date hereof, there shall not have been any changes or events which, individually or in the aggregate, have had a Material Adverse Effect; provided, however, that the occurrence of any Excluded Event shall not be deemed to have a Material Adverse Effect. The term "Excluded Event" shall mean any or all of the following events:
(i) if the Company has complied with the provisions of Section 5.05(b) hereof, the termination or the change in terms (for any reason) by Rolex of any relationship or agreement between the Company (or its subsidiaries) and Rolex;
(ii) in the event of any termination or change in terms (for any reason) by Rolex of any relationship or agreement between the Company (or its subsidiaries) and Rolex, a reduction of sales of Rolex products by the Company and its subsidiaries on a consolidated basis from the date of any such termination or change in terms until the Effective Time (as compared to the same time period for the fiscal year ended May 31, 1997); (iii) if the Company has complied with the provisions of Section 5.05(b) hereof, the termination or the change in terms (for any reason) of any relationship or agreement between the Company (or its subsidiaries) and any of its existing vendors or suppliers (other than Rolex) whose products in the aggregate accounted for 5% or less of the Company's sales (not including sales attributable to Rolex) for the fiscal year ended May 31, 1997; or (iv) subject to compliance with Section 5.01(d) hereof, any increase in the amounts outstanding under the Company's working capital borrowings pursuant to credit facilities in existence on the date hereof, including, without limitation, those which result from the occurrence of an Excluded Event; provided, however, the occurrence of events or changes which are not Excluded Events and/or exceed the levels or numbers set forth above shall not be deemed by operation of this
Section 6.02 to have a Material Adverse Effect on the Company or its subsidiaries.

     Section 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or written waiver on or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent, Sub and the Parent Related Entities set forth in Article IV that are qualified as to materiality shall be true and correct and the representations and warranties of Parent, Sub and the Parent Related Entities set forth in
Article IV that are not so qualified shall be true and correct in all material respects (provided, however, that the representations and warranties in the first sentence of Section 4.04 hereof shall be true and correct in all respects), in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except for the representation and warranty set forth in the third sentence of Section 4.01 hereof with respect to the net worth of Parent, Sub and the Parent Related Entities, which shall be true and correct in all material respects as of the date of this

Agreement and as of the time immediately prior to the Effective Time as though made on and as of the time immediately prior to the Effective Time), and the Company shall have received a certificate signed on behalf of Parent and Sub by the chief executive officer and the chief financial officer of Parent and Sub to the effect set forth in this paragraph. Notwithstanding the foregoing, the Company shall not have the right to terminate this Agreement solely by reason of the failure of Parent, Sub and the Parent Related Entities to satisfy the condition that the representation and warranty set forth in the third sentence of Section 4.01 hereof with respect to the net worth thereof be true and correct in all material respects as of the time immediately prior to the Effective Time.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Sub by the chief executive officer and the chief financial officer of Parent and Sub to such effect.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

     Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of the Company:

          (a) by mutual consent of Parent and the Company;

          (b) by either Parent or the Company, if any United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an Injunction or taken any other action (which the parties shall use their best efforts to stay or reverse) permanently restraining, enjoining or otherwise prohibiting the Merger, and such Injunction or other action shall have become final and non-appealable;

          (c) by the Company, if Parent, Sub or any of the Parent Related Entities have failed to perform in any material respect any of their respective obligations required to be performed by them under this Agreement and such failure continues for five (5) business days after receipt by Parent of a written notice from the Company describing such failure, unless failure to so perform has been caused by or results from a breach of this Agreement by the Company;

          (d) by the Company, provided that the Company has complied with the provisions of Section 5.02 hereof, if the Company shall have received a Superior Proposal, and the Board determines in good faith (i) upon advice of its financial advisors that the Superior Proposal, if consummated as proposed, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (including consideration of, among other matters, the ability of the Third Party to obtain any financing necessary to consummate the Acquisition Proposal); and
(ii) after consultation with and based upon advice from its outside legal counsel, that the failure to accept such Superior Proposal could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law; provided, that such termination pursuant to this Section 7.01(d) shall not be effective until the Company has made payment in full of the fee required by Section 8.08(b) hereof;

          (e) by the Company, if, within ten (10) business days after receipt by Parent of notice from the Company that all of the conditions set forth in
Article VI hereof have been satisfied or waived, the Merger has not been consummated and neither Parent nor Sub has deposited the Merger Consideration with the Paying Agent as provided in Section 2.02 hereof;

          (f) by Parent, if the Board shall have (A) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the transactions contemplated hereby, (B) failed to include in the Proxy Statement such recommendation, (C) endorsed or recommended to its stockholders any Acquisition Proposal or (D) resolved to do any of the foregoing;

          (g) by Parent or the Company, if, without any material breach by such terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before June 30, 1998; provided, however, that neither Parent nor the Company shall terminate this Agreement prior to the expiration of two hundred forty (240) days following the date hereof if the Merger has not occurred by reason of the nonsatisfaction of the condition set forth in Section 6.01(c) hereof or the pendency of a non-final Injunction, and Parent, Sub and the Company shall use their best efforts to cause such condition to be satisfied (including, without limitation, complying with the requirements of the Federal Trade Commission or other comparable Governmental Entity to divest of assets or otherwise in connection with the consummation of the transactions contemplated hereby or in settlement of any action brought by it) or have any such Injunction stayed or reversed;

          (h) by either Parent or the Company, if the stockholders of the Company shall have failed to give any required approval; or

          (i) by Parent, if the Company shall have failed to perform in any material respect any of its obligations under this Agreement and such failure continues for five (5) business days after receipt by the Company of a written notice from Parent describing such failure, unless failure to so perform has been caused by or results from a breach of this Agreement by Parent or Sub.

     Section 7.02. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 5.04(b) and 8.08 hereof. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

         Section 7.03. Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.01. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

     Section 8.02. Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent, Sub or any Parent Related Entity, to

              Destination Retail Holdings Corporation
              International Bazaar
              P.O. Box F 40349
              Freeport, Bahamas
              Attention: Stephen GE Crane
              Telephone: (242) 352-5464
              Facsimile: (242) 352-6574
              with a copy to

              Battle Fowler LLP
              Park Avenue Tower
              75 East 55th Street
              New York, New York 10022
              Attention: Charles H. Baker, Esq.
              Telephone: (212) 856-6944
              Facsimile: (212) 856-7814

              and

          (b) if to the Company, to

              Little Switzerland, Inc.
              161-B Crown Bay Cruise Ship Port
              P.O. Box 930
              St. Thomas, U.S.V.I.  00802
              Attention: John E. Toler, Jr.
              Telephone: (809) 776-2010
              Facsimile: (809) 774-9900

              with a copy to

              Goodwin, Procter & Hoar LLP
              Exchange Place
              Boston, Massachusetts 02109
              Attention: Kevin M. Dennis, Esq.
              Telephone:  (617) 570-1528
              Facsimile:  (617) 523-1231


     Section 8.03. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 8.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.05. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement, any provisions of such agreement which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that Parent may cause Sub to assign its rights and obligations to Parent or any other direct or indirect wholly-owned subsidiary of Parent who becomes a party to this Agreement and agrees to perform and assume the obligations of Sub hereunder, but no such assignment shall relieve either Parent or Sub of its obligations hereunder if such assignee does not perform such obligations.

     Section 8.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law. Each of the Company, Parent, Sub and the Parent Related Entities hereby irrevocably and unconditionally consent to the jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees not to commence any action, suit or proceeding related thereto except in such courts. Each of the Company, Parent, Sub and the Parent Related Entities further hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, claim or other proceeding arising out of or relating to this Agreement in the courts of the State of Delaware or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent, Sub and the Parent Related Entities further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court.

     Section 8.07. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without the posting of any bond whatsoever in addition to any other remedy at law or equity.

     Section 8.08. Expenses and Termination Fees.

          (a) Subject to Sections 5.05 and 8.08(b) hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          (b) As a condition to the willingness of Parent, Sub and the Parent Related Entities to enter into this Agreement and to compensate Parent, Sub and the Parent Related Entities for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expense related thereto, the Company shall pay to Parent two million four hundred eighty one thousand one hundred dollars ($2,481,100) (the

"Termination Fee") if the Company shall have terminated this Agreement pursuant to the provisions of Section 7.01(d) hereof or Parent shall have terminated this Agreement pursuant to the provisions of Section 7.01(f) hereof. Any payment required by the previous sentence shall be payable by the Company to Parent (by wire transfer of immediately available funds to an account designated by Parent) within two (2) business days after demand by Parent. In the event that the Company shall fail to pay the Termination Fee when due, the term "Termination Fee" shall be deemed to include interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Prime Rate. Notwithstanding the foregoing, the Company shall have no obligation under this subparagraph (b) if at the time of the termination of this Agreement, Parent, Sub or any of the Parent Related Entities shall be in material breach of its respective obligations under this Agreement; provided, that on the date of the termination of this Agreement notice of such breach has been provided by the Company and that such breach has not been cured within the requisite cure period, then the Company shall not be obligated to make the payment required under this subparagraph (b).

          (c) Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 7.01(d) or Section 7.01(f) hereof, the payment of any amount pursuant to Section 8.08(b) hereof shall constitute liquidated damages with respect to any claim for damages or any other claim which any party would otherwise be entitled to assert against any other party with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to them, in each case, other than with respect to any claim under Section 5.04(b) hereof. The parties hereto further expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 7.01(d) or Section 7.01(f) hereof, the rights to payment under Section 8.08(b) hereof: (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 7.01(d) or
Section 7.01(f) hereof and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing (other than any claim under Section 5.04(b) hereof). Except for nonpayment of the amount set forth in
Section 8.08(b) hereof and any claim under Section 5.04(b) hereof, the parties hereby agree that, upon any termination of this Agreement pursuant to Section 7.01(d) or Section 7.01(f) hereof, in no event shall either party seek or obtain any recovery or judgment against any of the other party's assets or against any of the other party's directors, officers, employees, partners, managers, members or shareholders and in no event shall either party be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

         Section 8.09. Publicity. Except as otherwise required by law or the rules of any national securities exchange or the National Association of Securities Dealers, for so long as this Agreement is in effect, neither the Company nor Parent, Sub or any of the Parent Related Entities shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall be delivered promptly and not be unreasonably withheld.

     Section 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Sections 5.06 and 5.07 hereof. Parent shall cause Sub to perform its obligations hereunder and shall be fully liable, severally and jointly, for any failure of Sub to perform such obligations.

     Section 8.11. Severability. The invalidity or unenforceability of a provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company, Parent, Sub and the Parent Related Entities have caused this Agreement to be signed by their respective officers there unto duly authorized as of the date first written above.

Attest:                                     LITTLE SWITZERLAND, INC.

/s/ Ilene B. Jacobs                              By: /s/ C. William Carey
-----------------------------                    -------------------------------
                                                 Name: C. William Carey
                                                 Title: Chairman of the Board of
                                                        Directors



Attest:                                     DESTINATION RETAIL HOLDINGS
                                            CORPORATION



/s/ David S. MacPhail                            By: /s/ Stephen G.E. Crane
-----------------------------                    -------------------------------
                                                 Name: Stephen G.E. Crane
                                                 Title: President



Attest:                                     LSI ACQUISITION CORP.



/s/ David S. MacPhail                            By: /s/ Stephen G.E. Crane
-----------------------------                    -------------------------------
                                                 Name: Stephen G.E. Crane
                                                 Title: President



Attest:                                     YOUNG CARIBBEAN JEWELLERY
                                            COMPANY LIMITED


/s/ David S. MacPhail                            By: /s/ Stephen G.E. Crane
-----------------------------                    -------------------------------
                                                 Name: Stephen G.E. Crane
                                                 Title: President

Attest:                                     ALLIANCE INTERNATIONAL
                                            HOLDINGS LIMITED


/s/ David S. MacPhail                            By: /s/ Robert E. Cordes
-----------------------------                    -------------------------------
                                                 Name: Robert E. Cordes
                                                 Title: President


Attest:                                     CEI DISTRIBUTORS INC.



/s/ David S. MacPhail                            By: /s/ Robert E. Cordes
-----------------------------                    -------------------------------
                                                 Name: Robert E. Cordes
                                                 Title: President


     This Agreement has been duly executed by the following party for the purpose of acknowledging such party's obligations as set forth in Sections 5.09 and 5.10 hereof, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, the Company against the following party.


Attest:                                     ASPEN INVESTMENTS, INC.



/s/ Lynn Turnquest                               By: /s/ Robert E. Cordes
-----------------------------                    -------------------------------
                                                 Name: Robert E. Cordes
                                                 Title: President